Profire Energy, Inc. Code of Ethics and Business Conduct
1.Introduction.
1.1The Board of Directors (the “Board”) of Profire Energy, Inc. (together with its subsidiaries, the “Company”) has adopted this Code of Ethics and Business Conduct (the “Code”) in order to:
(a)promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
(b)promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;
(c)promote compliance with applicable governmental laws, rules and regulations;
(d)deter wrongdoing; and
(e)ensure accountability for adherence to the Code.
1.2All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 6 Reporting and Enforcement.
2.Honest and Ethical Conduct.
1.1The Company's policy is to promote high standards of integrity by conducting its affairs honestly and ethically.
1.2Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.
3.Conflicts of Interest.
1.1A conflict of interest occurs when an individual's private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.
1.2Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer are expressly prohibited, provided, that advances paid to any director or executive officer for any business expense that otherwise would be subject to reimbursement in the ordinary course of business pursuant to the Company’s expense reimbursement policy then in effect shall not be deemed to be a prohibited loan.
1.3Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.4.
1.4Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their immediate supervisor or from the person currently designated as the Company’s chief compliance officer (the “Compliance Officer”). If at any time the Company has not designated a Compliance Officer, the most senior accounting and finance manager reporting to the CFO of the Company will be the Compliance Officer for the purposes of this Code. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Compliance Officer with a written description of the activity and seeking the Compliance Officer’s written approval. If the supervisor is involved in the potential or actual conflict, the matter should instead be discussed directly with the Compliance Officer.
Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.
4.Compliance.
1.1Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.
1.2Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Compliance Officer.
1.3No director, officer or employee may trade in any Company securities while in possession of material nonpublic information regarding the Company. Directors, officers and employees must make themselves aware of matters pertaining to “insider” trading and the use of nonpublic information and comply fully with the Company’s Statement of Company Policy Regarding Insider Trading, as such policy may be amended from time to time.
1.4The Company and its directors, officers and employees must comply with the United States Foreign Corrupt Practices Act (“FCPA”), under which it is unlawful for U.S. persons and companies to offer, pay, or promise to pay money or anything of value to any foreign official for the purpose of obtaining or retaining business. Federal, state and local jurisdictions in the U.S. also have laws and regulations regarding giving anything of value, including meals and items of nominal value, to U.S. government officials and personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor, other gratuity or item of value in violation of these rules would not only violate the Company’s policy, but could also be a criminal offense. All actions must be pre-approved by our Compliance Officer or legal counsel responsible for FCPA compliance.
5.Disclosure.
1.1Each director, executive officer and employee of the Company who participates in preparing the Company's periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.
1.2Each director, officer and employee who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must comply with applicable federal securities laws and regulations related to accurately maintaining the Company's books, records and accounts. Each director, officer and employee must cooperate fully with the Company's accounting and internal audit departments, as well as the Company's independent public accountants and counsel.
1.3Each director, officer and employee who is involved in the Company's disclosure process must be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting.
1.4Under the direction of the Board in compliance with applicable laws and regulations, each officer and employee who is involved in the Company's disclosure process must take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.
6.Reporting and Enforcement.
1.1Reporting and Investigation of Violations.
(a)Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee.
(b)Actions prohibited by this Code involving any other person must be reported to the Compliance Officer.
(c)After receiving a report of an alleged prohibited action, the Audit Committee or the Compliance Officer must promptly take all appropriate actions necessary to investigate.
(d)All directors, officers and employees are expected to cooperate in any internal investigation.
1.2Enforcement.
(a)The Company must ensure prompt and consistent action against violations of this Code.
(b)If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board.
(c)If, after investigating a report of an alleged prohibited action by any other person, the Compliance Officer determines that a violation of this Code has occurred, the Compliance Officer will report such determination to the Chief Executive Officer and to the Board.
(d)Upon receipt of a determination that there has been a violation of this Code, the Board or the Chief Executive Officer will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

1.3Waivers.
(a)The Board, in its discretion, may waive any violation of this Code by a director or executive officer. The Chief Executive Officer, in his discretion, may waive any violation of this code by any person who is not a director or executive officer.
(b)Any waiver of this Code for a director or an executive officer shall be disclosed as required by the SEC and the rules of any exchange on which Company securities are listed or other rules to which the Company is subject.
1.4Prohibition on Retaliation.
The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code. To the extent applicable, all directors, officers and employees shall comply fully with any Policy Regarding Accounting and Auditing Matters adopted by the Board or the Audit Committee, as such policy may be amended from time to time.

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